EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Swift Transportation Co., Inc.:


We consent to  incorporation  by reference in the  Registration  Statements  No.
33-66034 and 333-20651 on Form S-3 and in the Registration Statements No. 33-85940, 33-85942 and 33-85944 on Form S-8 of Swift Transportation Co., Inc. of our report dated February 12, 1999, except as to Note 18 which is as of March 15, 1999, relating to the consolidated balance sheets of Swift Transportation Co., Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Swift Transportation Co., Inc.

                                              KPMG LLP

Phoenix, Arizona
March 17, 1999